UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 1, 2007

Commission file number: 033-74194-01

REMINGTON ARMS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K has 4 pages.

ITEM 7.01	Regulation FD Disclosure

Consent Solicitation

On May 1, 2007, Remington Arms Company, Inc. (“Remington”) announced the commencement of a consent solicitation (the “Consent Solicitation”) relating to the $200 million principal amount of its 10 ½% Senior Notes due 2011 (the “Notes”) on the terms and subject to the conditions set forth in its Consent Solicitation Statement (the “Statement”) dated May 1, 2007. Remington initiated the Consent Solicitation in order to amend certain provisions of that certain Indenture, dated as of January 24, 2003, among Remington, U.S. Bank National Association, as trustee, and RA Brands, L.L.C., as guarantor (the “Indenture”), pursuant to which the Notes were issued (the “Proposed Amendments”). The Consent Solicitation is being conducted in connection with the terms of a definitive stock purchase agreement, pursuant to which RACI Holding, Inc. (“Holding”), Remington’s sole stockholder, will be acquired by American Heritage Arms, LLC, a wholly owned subsidiary of Cerberus Capital Management, L.P. (“Cerberus”) (the “Acquisition”).The Proposed Amendments would amend the definition of (i) “Permitted Holder” (as defined in the Indenture), which is used for determining whether a “Change of Control” (as defined in the Indenture) has occurred with respect to Remington, so that American Heritage Arms could acquire Holding without having to make an offer to repurchase the Notes in connection with the Acquisition; and (ii) “Sponsors” (as defined in the Indenture) to allow Cerberus to take the place of the existing Sponsors and thus permit Remington to make certain payments and distributions to Cerberus and its affiliates under the Indenture.

If the Consent Solicitation is successful, Remington, U.S. Bank National Association, as trustee, and RA Brands, L.L.C., as guarantor, will execute a Supplemental Indenture to the Indenture containing the Proposed Amendments (the “Supplemental Indenture”) on or promptly following the receipt by Remington of the consent of holders of at least a majority of the principal amount of the outstanding Notes, excluding Notes owned by Remington or its affiliates.

If the Consent Solicitation is not terminated and all conditions to the Consent Solicitation are satisfied, and if the consents of holders of at least a majority of the principal amount of the outstanding Notes have been received by 5:00 p.m., New York City time, on May 14, 2007, unless extended, Remington will pay each holder that has delivered a valid consent on or prior to that date a cash payment equal to $5.00 per $1,000 principal amount of Notes in respect of which such consent has been delivered (provided such consent is not revoked prior to the date the Supplemental Indenture is executed). In addition, if the Consent Solicitation is not terminated and all conditions to the Consent Solicitation are satisfied, and if the consents of holders of at least a majority of the principal amount of the outstanding Notes have been received, each holder that delivers a consent after 5:00 p.m., New York City time, on May 14, 2007 but on or prior to 5:00 p.m., New York City time, on May 21, 2007, unless extended, will be entitled to receive a cash payment equal to $2.50 per $1,000 principal amount of Notes in respect of which such consent has been delivered. The Consent Solicitation is scheduled to expire at 5:00 p.m., New York City time, on May 21, 2007, unless otherwise extended or earlier terminated. Remington will not be required to pay any consent fees unless, among other things, the Supplemental Indenture has been executed and the Acquisition has closed.

Remington’s press release announcing the commencement of the Consent Solicitation is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety.

Recent Developments

As of March 31, 2007, the outstanding balance on Remington’s existing revolving credit facility was $48.2 million and Remington had approximately $3 million of other indebtedness. Cerberus has advised Remington that upon the closing of the Acquisition, Cerberus currently intends to contribute approximately $118 million to purchase the equity and certain outstanding notes of Holding, and make certain option cancellation payments, and intends to obtain all necessary waivers, amendments and consents so that Remington’s existing revolving credit facility remains outstanding. Remington expects to fund approximately $15 million of the Acquisition expenses with its existing revolving credit facility to the extent permitted by the Indenture.

No Offering

The information contained in this Current Report on Form 8-K does not constitute an offering of Notes or any other security of Remington or any solicitation to purchase or sell any securities, or a solicitation of consents with respect to any securities, including, without limitation, the Notes. The Consent Solicitation is being made only by means of the Statement dated May 1, 2007.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements give Remington’s current expectations or forecasts of future events. These forward-looking statements include expectations regarding (i) the terms and conditions of the proposed Consent Solicitation, (ii) the timing of the proposed Consent Solicitation and (iii) the Acquisition. Remington cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the possibility that the Acquisition may not close, the demand for Remington’s products, Remington’s growth opportunities, and other risks detailed from time to time in Remington’s reports filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Remington assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Remington Press Release, dated May 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC.

/s/ Stephen P. Jackson, Jr.
Stephen P. Jackson, Jr. Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial Officer)

May 1, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Remington Press Release, dated May 1, 2007.